CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2016, relating to the financial statements and financial highlights of JNF Exceed Defined Shield Index Portfolio (formerly JNF SSgA Retirement Income Portfolio), a series of Northern Lights Variable Trust, for the year ended December 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 22, 2016